     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 1994



                                                       REGISTRATION NO. 33-52945

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                          INTERNATIONAL PAPER COMPANY

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEW YORK               13-0872805
      (STATE OR OTHER        (I.R.S. EMPLOYER
      JURISDICTION OF         IDENTIFICATION
     INCORPORATION OR              NO.)
       ORGANIZATION)

                            TWO MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                                 (914) 397-1500
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                             JAMES W. GUEDRY, ESQ.
                    ASSOCIATE GENERAL COUNSEL AND SECRETARY
                          INTERNATIONAL PAPER COMPANY
                            TWO MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                                 (914) 397-1532
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined in light of market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

                        CALCULATION OF REGISTRATION FEE


                                              PROPOSED
                                               MAXIMUM      PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT TO        OFFERING          AGGREGATE        AMOUNT OF
    SECURITIES TO BE            BE            PRICE PER         OFFERING        REGISTRATION
       REGISTERED         REGISTERED (1)      UNIT (2)          PRICE (2)           FEE
Debt Securities (3).....                        100%
Preferred Stock, $1.00
 par value (3)..........                         --
Common Stock, $1.00 par
 value (3)(6)...........  $2,000,000,000(4)       --        $2,000,000,000(4)(5)  $689,656(9)
Depositary Shares (7)...                         --
Debt Warrants (8).......                         --
Preferred Stock Warrants
 (8)....................                         --
Depositary Share
 Warrants (8)...........                         --
Common Stock Warrants
 (8)....................                         --


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(2)  Estimated for the sole purpose of computing the registration fee.
(3) Also includes such indeterminate amounts of Debt Securities and Preferred Stock and indeterminate number of shares of Common Stock as may be issued upon conversion of or exchange for any other Debt Securities or Preferred Stock that provide for conversion or exchange into other Securities or upon exercise of Warrants for such Securities.
(4) Such amount represents the principal amount of any Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount, the liquidation preference of any Preferred Stock, the amount computed pursuant to Rule 457(c) for any Common Stock, the issue price of any Warrants and the exercise price of any Securities issuable upon the exercise of Warrants.
(5) No separate consideration will be received for the Debt Securities, Preferred Stock, Common Stock or Depositary Shares issuable upon conversion of or in exchange for Debt Securities or Preferred Stock.
(6) Includes Common Share Purchase Rights. Prior to the occurence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.
(7) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement. No separate consideration will be received for the Depositary Shares.
(8) Warrants may be sold separately or with Debt Securities, Preferred Stock or Common Stock.
(9) Previously paid in connection with the initial filing of this Registration Statement on April 1, 1994.


    Pursuant to Rule 429, the Prospectus included herein also relates to $400,000,000 of securities registered as Debt Securities under registration statement No. 33-48167. In the event any of such previously registered Debt Securities are offered prior to the effective date of this registration statement, the amount of such Debt Securities will not be included in any Prospectus hereunder. The amount of Securities being registered, together with the remaining Securities registered under registration statement No. 33-48167, represents the maximum amount of Securities which are expected to be offered for sale.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 13, 1994

- --------------------------------------------------------------------------------

                                   PROSPECTUS
        ---------------------------------------------------------------

                              INTERNATIONAL PAPER

                       Debt Securities, Preferred Stock,
                           Common Stock and Warrants

                                 --------------


    International Paper Company (the "Company") may offer from time to time, together or separately, its (i) debt securities (the "Debt Securities"), which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), consisting of notes, debentures or other unsecured evidences of indebtedness in one or more series, (ii) shares of its serial preferred stock, par value $1.00 per share (the "Preferred Stock"), which, for any or all series of Preferred Stock, may be issued in the form of depositary shares evidenced by depositary receipts (the "Depositary Shares"); (iii) shares of its common stock, par value $1.00 per share (the "Common Stock"), including Common Share Purchase Rights to purchase Common Stock, and (iv) warrants to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock, or any combination thereof, as shall be designated by the Company at the time of the offering (the "Warrants") in amounts, at prices and on terms to be determined at the time of the offering. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants are collectively called the "Securities."


    The Securities may be offered as separate series or issuances at an aggregate initial offering price not to exceed $2,400,000,000 or, if applicable, the equivalent thereof in one or more foreign currencies, currency units, composite currencies or in amounts determined by reference to an index as shall be designated by the Company, in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a Prospectus Supplement or Prospectus Supplements.

    Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Indebtedness of the Company. Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the Prospectus Supplement, including, where applicable, (i) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, any interest rate (which may be fixed or variable) and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any terms for conversion or exchange into other Securities, currency or currencies of denomination and payment, if other than U.S. dollars, any listing on a securities exchange and any other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is delivered, as well as the initial public offering price; (ii) in the case of Preferred Stock, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), seniority, liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, any listing on a securities exchange, the initial public offering price and any other terms; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of offering thereof; and (iv) in the case of Warrants, the designation and number, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants.

    The Debt Securities may be issued in registered form or, subject to certain limitations set forth herein, bearer form with coupons, or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form and may be issued in the name of a depository institution as book-entry securities. Subject to certain exceptions, Debt Securities in bearer form may not be offered or sold to persons within the United States or its possessions or to United States persons. See "Limitations on Issuance of Bearer Securities."

    The Company's Common Stock is listed on the New York Stock Exchange under the trading symbol "IP." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

                                 --------------

THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES   COMMISSION  NOR  HAS   THE
  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

    The Securities may be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. See "Plan of Distribution." If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement.
                                 --------------

                 The date of this Prospectus is April   , 1994

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS OR PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain securities of the Company are listed on, and reports, proxy statements and other information concerning the Company can be inspected at the offices of, the New York Stock Exchange, Inc. ("New York Stock Exchange"), 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby (the "Registration Statement"). This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-3157) are incorporated in this Prospectus by reference: (a) Annual Report on Form 10-K for the year ended December 31, 1993;
(b) the description of the Company's capital stock which is contained in the Company's registration statement on Form 8-A, dated July 20, 1976, as amended, and the Company's registration statements on Form S-3, filed January 8, 1992 (No. 33-44855) and December 23, 1993 (No. 33-51447); and (c) the Company's
registration statement on Form 8-A, dated April 17, 1987, as amended December 14, 1989 (relating to the Common Share Purchase Rights) and the related Current Report on Form 8-K, dated April 17, 1987.

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates the termination of the offering of the Securities made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document.

    Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Such written or oral request should be directed to International Paper Company, Two Manhattanville Road, Purchase, New York 10577, Attention: Investor Relations Department ((914) 397-1632).
                                 --------------

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars" or "U.S.$").

                                  THE COMPANY

    The Company, a New York corporation incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898, is a worldwide producer of printing and writing papers, paperboard and packaging, and wood products and distributes paper and office supply products in both the United States and Europe. It also produces pulp, laminated products, and specialty products, including photosensitive films and papers, nonwovens, chemicals and minerals.

    In the United States, the Company operates 26 pulp and paper mills, 54 converting and packaging plants, 43 wood products facilities, 15 specialty panels and laminated products plants, six nonwoven products facilities and seven envelope manufacturing plants. Production facilities in Europe, Asia, Latin America and Canada include 14 pulp and paper mills, 32 converting and packaging plants, three wood products facilities, three specialty panels and laminated products plants and five nonwoven products facilities.

    The Company distributes fine paper, printing and industrial products and building materials, primarily manufactured by other companies, through about 255 distribution branches located principally in the United States. In addition, the Company produces photosensitive films and papers and photographic equipment (three United States and six international locations) and specialty chemicals (seven United States and two international locations), and engages in domestic oil and gas and real estate activities.

    In March 1994, the Company, through a subsidiary, acquired approximately one-half of Brierley Investments Limited's ("Brierley") holdings in Carter Holt Harvey Limited ("Carter Holt"), a major New Zealand forest products and paper company with substantial assets in Chile. The purchase increased the Company's ownership of Carter Holt to 24% and leaves Brierley with 8%.

    In April 1993, the Company acquired certain assets of the Los Angeles-based Ingram Paper Company, a distributor of industrial and fine printing papers. In December, JB Papers Inc., a paper distribution company located in Union, New Jersey, was purchased. Also in December, the assets of the Monsanto Company's Kentucky-based Fome-Cor division, a manufacturer of polystyrene foam products, were acquired.

    In the first quarter of 1992, the operating assets of Western Paper Company (Western Pacific), a printing and industrial paper distribution business based in Portland, Oregon, were purchased. In the second quarter, the Company acquired an equity interest in Scitex Corporation Ltd., an Israel-based world leader in color electronic prepress systems for the graphic design, printing and publishing industries. In the third quarter, Zaklady Celulozowa-Papierniecze S.A. w Kwidzynie ("Kwidzyn") was acquired from the Government of the Republic of Poland. Kwidzyn is Poland's largest white paper manufacturer and the only integrated bleached pulp and paper company in Poland. In the fourth quarter, certain assets of the chemical division of Norway-based M. Peterson & Son AS were acquired.

    In the first quarter of 1991, the Company purchased certain packaging and sheeting facilities located in France (the Rhone Valley packaging business) from the Georgia-Pacific Corporation. In April 1991, the packaging equipment division of United Dominion Industries, Ltd. (Evergreen Packaging Equipment) was purchased. Also in April, the Company acquired the common stock of Dillard Paper Company, a wholesale distributor of printing and industrial papers, packaging equipment and supplies based in the southern United States. In August 1991, the Company completed a merger with Leslie Paper Co., a paper distribution firm headquartered in Minneapolis, Minnesota, using the pooling-of-interests method of accounting. In November 1991, the Company entered into a joint venture agreement with Brierley to control 32% of Carter Holt. In December 1991, the common stock of Scaldia Papier BV, a paper distribution company based in Nijmegen, Netherlands, was purchased.

    All of the 1993, 1992 and 1991 acquisitions, except the merger with Leslie Paper Co., were accounted for using the purchase method. The effects of these mergers and acquisitions, individually or in the aggregate, were not significant to the Company's financial statements.

    From 1989 through 1993, the Company's capital expenditures approximated $5.7 billion, excluding mergers and acquisitions. These expenditures reflect continuing efforts to improve product quality, environmental performance, lower costs, expand production capacity, and acquire and improve forestlands. Capital spending in 1993 was $954 million and is expected to exceed $1.1 billion in 1994.

    The Company, which owns a majority interest in IP Timberlands, Ltd., a Texas limited partnership ("IPT"), controlled approximately 6.2 million acres of forestlands in the United States at December 31, 1993. IPT was formed to succeed to substantially all of the Company's forest products business for the period 1985 through 2035, unless earlier terminated.

SUPPLEMENTAL INFORMATION

    In November 1992, the Company recorded pretax charges of $370 million to establish a productivity improvement reserve and $28 million for environmental remediation and clean-up. Of the total productivity improvement charge, $126
million  was  related   to  plant   shutdowns,  $138  million   was  for   plant
consolidations  and  other  asset  write-offs,  $64  million  was  for  employee relocation and severance and $42 million was for legal, warranty and miscellaneous items.

    Approximately $250 million of the productivity improvement charge was for non-cash items, primarily the write-down of fixed assets. The remaining $120 million consisted of cash expenditures. Approximately 40% has been expended in 1993 and, except for legal costs, the Company expects the remainder to be spent about equally in 1994 and 1995.

    The Company originally projected that annual savings would approach $75 million by the end of 1994. The Company realized 45% of that level in 1993, and expects to reach 85% by the end of 1994 and to exceed $75 million when actions are completed in 1995. The savings result primarily from lower personnel costs and depreciation, as well as the elimination of operating losses.

    No overall adjustment to the reserve balances are anticipated as of the date of this Prospectus.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                      RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (UNAUDITED)

    The following table sets forth the Company's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                         YEARS ENDED DECEMBER 31,
                                     ---------------------------------
                                     1989   1990   1991   1992   1993
                                     -----  -----  -----  -----  -----
Ratio of Earnings to Fixed
 Charges...........................   6.34   3.53   2.44   1.42   2.26
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividends.........................   5.67   3.53   2.44   1.42   2.26

    For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax earnings before an extraordinary charge and the cumulative effect of an accounting change, interest expense and the estimated interest factor in rent expense (which, in the opinion of the Company, approximates one-third of rent expense), and adjustments for undistributed equity earnings and the amortization of capitalized interest. Fixed charges include interest incurred (including amounts capitalized) and the estimated interest factor in rent expense. Dividends on the Company's $4 Preferred Stock ($4 per share per annum) are insignificant and, as a result, for the years ended December 31, 1990 through 1993, the ratios of earnings to combined fixed charges and preferred stock dividends were the same as the ratios of earnings to fixed charges.

                                USE OF PROCEEDS

    Except as otherwise described in an accompanying Prospectus Supplement, the net proceeds to be received from the sale of the Securities offered hereby will be used for general corporate purposes. The

Company may also apply proceeds to expenditures for plant and equipment, and possibly for acquisitions of the stock or assets of other companies, for the repurchase of shares of the Company's Common Stock or to retire other short-term or long-term indebtedness. The Company expects that it will continue to incur indebtedness from time to time.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The Senior Debt Securities will be issued under an Indenture (the "Senior Indenture"), to be entered into between the Company and The Chase Manhattan Bank, N.A., as trustee. The Subordinated Debt Securities will be issued under a separate Indenture (the "Subordinated Indenture"), to be entered into between the Company and The Chase Manhattan Bank, N.A., as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." Copies of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration Statement. The Chase Manhattan Bank, N.A., as trustee under the Senior Indenture and under the Subordinated Indenture, is referred to herein as the "Trustee."

    The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, it is intended that such Sections, Articles or defined terms shall be incorporated by reference herein or therein, as the case may be. Section and Article references used herein are references to the applicable Indenture. Except as otherwise indicated, the terms of the Senior Indenture and the Subordinated Indenture are identical. Capitalized terms not otherwise defined herein shall have the meanings given to them in the applicable Indenture.

GENERAL

    The Indentures will not limit the aggregate principal amount of Debt Securities which may be issued thereunder, and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate amount from time to time authorized by the Company for each series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Subordinated Indenture) of the Company as described in the Prospectus Supplement applicable to the offering of Subordinated Debt Securities.

    Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for a description of the following terms or additional provisions of the Debt Securities: (1) the title of the Debt Securities; (2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) any limit on the aggregate principal amount of the Debt Securities; (4) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Debt Securities shall be issuable in whole or in part in temporary or permanent global form or in the form of Book-Entry Securities and, if so, the circumstances under which any such global security or global securities or Book-Entry Securities may be exchanged for Debt Securities registered in the name of, and any transfer of such global or Book-Entry Securities may be registered to, a Person other than the depository for such temporary or permanent global securities or Book-Entry Securities or its nominee; (5) the price or prices (expressed as a percentage  of  the  aggregate  principal  amount  thereof)  at  which  the Debt
Securities will be issued; (6) the date or dates on which the Debt Securities will mature; (7) the rate or rates per annum at which the Debt Securities will bear interest, if any, and the date from which any such interest will accrue;
(8) the Interest Payment Dates on which any such interest on the Debt Securities will be payable, the Regular Record Date for any interest payable on any Debt Securities which are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid if other than in the manner described under "Temporary Global Securities" below; (9) any mandatory or optional sinking fund or analogous provisions; (10) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Form, Exchange, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange; (11) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions, which may include with respect to a particular series or particular Debt Securities within a series, a redemption option of Holders upon certain conditions, as defined in the applicable Indenture; (12) the denominations in which any Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (13) the currency or currency units of payment of principal of and any premium and interest on the Debt Securities; (14) any index used to determine the amount of payments of principal of and any premium and interest on the Debt Securities and the manner in which such amounts shall be determined; (15) the terms and conditions, if any, pursuant to which such Debt Securities are convertible or exchangeable into a security or securities of the Company; and (16) any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 3.1) Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities.

    Debt Securities may also be issued under the Indenture upon the exercise of Warrants. See "Description of Warrants."

    Debt Securities may be issued as Original Issue Discount Securities. An Original Issue Discount Security is a Debt Security, including any Zero-Coupon Security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the Stated Maturity, determined in accordance with the terms of such Debt Security, shall become due and payable. Certain special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount will be described in the Prospectus Supplement relating thereto. In addition, certain special United States federal income tax or other considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 2.1) The Indentures also will provide that Debt Securities of a series may be issuable in temporary or permanent global form and may be issued as Book-Entry Securities that will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") or another depository named by the Company and identified in a Prospectus Supplement with respect to such series. (Sections 2.1 and 2.4) See "Global and Book-Entry Debt Securities."

    In connection with its original issuance, no Bearer Security (including a Debt Security exchangeable for a Bearer Security or a Debt Security in global form that is either a Bearer Security or exchangeable for Bearer Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities") and a Bearer Security may be delivered in connection with its original issuance only if the Person entitled to receive such Bearer Security furnishes written certification of the beneficial ownership of the Bearer Security as required by Treasury Regulation Section 1.163-5(c)(2)(i)(D)(3). In the case of a Bearer Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security. (Section 3.3) See "Global and Book-Entry Securities" and "Limitations on Issuance of Bearer Securities."

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest accrued as of such date will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 3.5) Each Bearer Security, and any coupon attached thereto, other than a temporary global Bearer Security will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." A Book-Entry Security may not be registered for transfer or exchange (other than as a whole by the Depository to a nominee or by such nominee to such Depository) unless the Depository or such nominee notifies the Company that it is unwilling or unable to continue as Depository or the Depository ceases to be qualified as required by the applicable Indenture or the Company instructs the Trustee in accordance with the applicable Indenture that such Book-Entry Securities shall be so registerable and exchangeable or there shall have occurred and be continuing an Event of Default with respect to the Debt Securities evidenced by such Book-Entry Securities or there shall exist such other circumstances, if any, as may be specified in the applicable Prospectus Supplement. (Section 3.5)

    Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. (Section 3.5) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 10.2)

    In the event of any redemption in part, the Company shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 3.5)

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of such coupon relating to such Interest Payment Date. (Section 10.1) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of, and premium, if any, and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the Untied States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.2)

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any instalment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 3.7)

    Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in The City of New York will be designated as a Paying Agent for the Company for payments with respect to Debt Securities which are issuable solely as Registered Securities and the Company will maintain a Paying Agent outside of the United States for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agent in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section 10.2)

    Payments of principal of, premium, if any, and interest on Book-Entry Securities registered in the name of any Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the global security representing such Book-Entry Securities. The Company expects that the Depository, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests as shown on the records of such Depository or its nominee. Neither the Company, the Trustee, any Paying Agent nor the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspects of the records relating to, or payments made on account of, such beneficial ownership interests in the Book-Entry Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    All moneys paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on any Debt Securities which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 10.3)

GLOBAL AND BOOK-ENTRY DEBT SECURITIES

    If so specified in an applicable Prospectus Supplement, the portion of the Debt Securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary or permanent global Debt Securities, without interest coupons, to be deposited with a common depositary in London for the Euro-clear System ("Euro-clear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. Unless otherwise indicated by an applicable Prospectus Supplement, on or after 40 days following its issuance, each such temporary global Debt Security will be exchangeable for definitive Bearer Securities, definitive Registered Securities or all or a portion of a permanent global Debt Security, or any combination thereof, as specified in an applicable Prospectus Supplement, only upon written certification in the form and to the effect described under "Form, Exchange, Registration and Transfer." No Bearer Security (including a Debt Security in permanent global form) delivered in exchange for a portion of a temporary or permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Sections 3.4 and 3.5)

    A Person having a beneficial interest in a permanent global Debt Security will, except with respect to payment of principal of, premium, if any, and interest on such permanent global Debt Security, be treated as a Holder of such principal amount of Outstanding Debt Securities represented by such permanent global Debt Security as shall be specified in a written statement of the Holder of such permanent global Debt Security or, in the case of a permanent global Debt Security in bearer form, of the operator of Euro-clear or CEDEL which is provided to the Trustee by such Person. (Section 2.3)

    If Debt Securities to be sold in the United States are designated by the Company in a Prospectus Supplement as Book-Entry Securities, a global security representing the Book-Entry Securities will be deposited in the name of Cede & Co., as nominee for the Depository representing the Debt Securities to be sold in the United States. Upon such deposit of the Book-Entry Securities, the Depository shall credit an account maintained or designated by an institution to be named by the Company or any purchaser of the Debt Securities represented by the Book-Entry Securities with an aggregate amount of Debt Securities equal to the total number of Debt Securities that have been so purchased. The specific terms of any depository arrangement with respect to any portion of a series of Debt Securities to be represented by one or more global securities will be described in the applicable Prospectus Supplement. Beneficial interests in such Debt Securities will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depository and the institutions that are Depository participants.

CERTAIN COVENANTS OF THE COMPANY

    The Company will covenant that it will not, nor will it permit any Subsidiary (as hereinafter defined), to issue, assume or guarantee any debt for money borrowed ("Debt") if such Debt is secured by a mortgage, pledge, security interest or lien (a "mortgage" or "mortgages") upon any Forestlands or Principal Manufacturing Facility (as hereinafter defined), now owned or hereafter acquired, without in any such case effectively providing that the Senior Debt Securities shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions shall not apply to (a) mortgages on any property acquired, constructed or improved by the Company or any Subsidiary after April 1, 1994 which are created within 180 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof, or existing mortgages on property acquired, provided such mortgages shall not apply to any property theretofore owned by the Company or any Subsidiary other than theretofore unimproved real property, (b) mortgages on any property acquired from a corporation which is merged with or into the Company or a Subsidiary or mortgages outstanding at the time any corporation becomes a Subsidiary, (c) mortgages in favor of the Company or any Subsidiary, or (d) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (a), (b) or (c); and except that the following types of transactions, among others, shall not be deemed to create Debt secured by a mortgage: (x) the sale, mortgage or other transfer of timber in connection with an arrangement under which the Company or a Subsidiary is obligated to cut such timber or a portion thereof in order to provide the transferee with a specified amount of money however determined and (y) mortgages in favor of governmental bodies of the United States to secure advance, progress or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages. (Section
10.7 of Senior Indenture)

    Notwithstanding the foregoing, the Company and any Subsidiary may, without securing the Senior Debt Securities, issue, assume or guarantee secured Debt (which would otherwise be subject to the foregoing restrictions) in an aggregate amount which, together with all other such Debt and the Attributable Debt (as hereinafter defined) in respect of Sale and Lease-Back Transactions (as hereinafter defined) of the Company and its Subsidiaries existing at such time (other than Sale or Lease-Back Transactions the proceeds of which have been applied to the retirement of Funded Debt (as hereinafter defined)), does not at the time exceed 10% of the net tangible assets of the Company and its consolidated Subsidiaries as of the latest fiscal year. (Section 10.7 of Senior Indenture) "Net tangible assets" is defined as the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

    The Company will not, nor will it permit any Subsidiary to, enter into any arrangement with any person providing for the leasing to the Company or a Subsidiary of any Forestlands or any Principal

Manufacturing Facility (except for temporary leases for a term of not more than three years), which property has been owned and, in the case of any such Principal Manufacturing Facility, has been placed in commercial operation more than 180 days by the Company or such Subsidiary and has been or is said to be sold or transferred by the Company or such Subsidiary to such person (herein referred to as a "Sale and Lease-Back Transaction"), unless either (a) the Company or such Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the Senior Debt Securities or (b) the Company shall, and in any such case the Company will covenant that it will, apply an amount equal to the fair value (as determined by its Board of Directors) of the property so leased to the retirement, within 180 days of the effective date of any such Sale and Lease-Back Transaction, of Debt Securities or of Funded Debt of the Company which ranks on a parity with the Senior Debt Securities. (Section 10.8 of Senior Indenture)

    The term "Forestlands" shall mean at any time property in the United States which contains standing timber which is, or upon completion of a growth cycle then in process is expected to become, of a commercial quantity and of merchantable quality, excluding from the term "Forestlands," however, any land which at the time is held by, or has been or is after the date of this Prospectus transferred to, a Subsidiary primarily for development and/or sale, and not primarily for the production of any lumber or other timber products. (Section 1.1 of Senior Indenture)

    The term "Principal Manufacturing Facility" shall mean any paperboard, paper or pulp mill or any paper converting plant of the Company or any Subsidiary which is located within the United States other than any such mill or plant or portion thereof (i) which is financed by obligations issued by a State, a Territory, or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of issuance of such obligations, or (ii) which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety. (Section 1.1 of Senior Indenture)

    The term "Subsidiary" shall mean any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company, or by any one or more Subsidiaries, or by the Company and one or more Subsidiaries. (Section 1.1 of Senior Indenture)

    The term "Attributable Debt" shall mean, at the time of determination, the present value (discounted at the interest rate, compounded semiannually, equal to the weighted average Yield to Maturity of the Senior Debt Securities then Outstanding, such average being weighted by the principal amount of the Senior Debt Securities of each series or, in the case of Original Issue Discount Securities, such amount to be determined as provided in the definition of "Outstanding" in the Senior Indenture) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended) entered into in connection with a sale and leaseback transaction. (Section 1.1 of Senior Indenture)

    The term "Funded Debt" shall mean Debt which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of the creation of such Debt. (Section 1.1 of Senior Indenture)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

    The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. Upon any
payment   or  distribution  of   assets  to  creditors   upon  any  liquidation,
dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the Holders of Senior Indebtedness will first be entitled to receive payment in full of principal of, and premium, if any, and interest, if any, on such Senior Indebtedness before the Holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of, and premium, if any, or interest, if any, on the Subordinated Debt Securities. (Section 16.2 of Subordinated Indenture)

    By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company may recover less, ratably, than Holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Subordinated Debt Securities.

    In the event of the acceleration of the maturity of any Subordinated Debt Securities, the Holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities. (Section 16.3 of Subordinated Indenture)

    No payments on account of principal, or premium, if any, or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Section 16.4 of Subordinated Indenture) For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of the Company) upon conversion of a Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security.

    The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities constitute Senior Indebtedness under the Subordinated Indenture.

    "Senior Indebtedness" is defined to include all amounts due on and obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created: (a) indebtedness, obligations and other liabilities (contingent or otherwise) of the Company for money borrowed, or evidenced by bonds, debentures, notes or similar instruments; (b) reimbursement obligations and other liabilities (contingent or otherwise) of the Company with respect to letters of credit, bankers' acceptances issued for the account of the Company or with respect to interest rate protection agreements or currency exchange or purchase agreements; (c) obligations and liabilities (contingent or otherwise) in respect of leases by the Company as lessee which, in conformity with generally accepted accounting principles, are accounted for as capitalized lease obligations on the balance sheet of the Company; (d) all direct or indirect guarantees or similar agreements in respect of, and obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire or otherwise to assure a creditor against loss of the Company in respect of, indebtedness, obligations or liabilities of another Person described in clauses (a) through (c); (e) any indebtedness described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by the Company, regardless of whether the indebtedness secured thereby shall have been assumed by the Company; and (f) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (e); unless in any case in the instrument creating or evidencing such indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding, it is provided that such indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding involved is not senior in right of payment to the Subordinated Debt Securities or that such indebtedness is PARI PASSU with or junior to the Subordinated Debt Securities. (Section 1.1 of Subordinated Indenture)

    The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

CONVERSION RIGHTS

    The terms on which Debt Securities of any series are convertible into or exchangeable for Common Stock or other securities of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the Holder or at the option of the Company, and may include provisions pursuant to which the number of shares of Common Stock or other securities of the Company to be received by the Holders of Debt Securities would be subject to adjustment.

EVENTS OF DEFAULT

    Any one of the following events will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days (in the case of the Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions); (b) failure to pay principal of or premium, if any, on any Debt Security of that series when due (in the case of the Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions); (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series (in the case of the Subordinated Indenture, whether or not such deposit is prohibited by the subordination provisions); (d) failure to perform any other covenant of the Company in the applicable Indenture or such Debt Security (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice has been given as provided in the applicable Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company; and (f) any other Event of Default provided with respect to the Debt Securities of that series. (Section 5.1)

    If an Event of Default with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 5.2)

    The Indentures will provide that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 6.1, 6.3) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 5.12)

    The Company will be required to furnish to the applicable Trustee annually a statement as to the performance of certain of its obligations under the applicable Indenture and as to any default in such performance. (Section 10.9)

DEFEASANCE

    If so specified with respect to any particular series of Debt Securities, the Company may discharge its indebtedness and its obligations or certain of its obligations under the applicable Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States of America with the applicable Trustee.

    DEFEASANCE AND DISCHARGE

    The Indentures will provide that, if so specified with respect to the Debt Securities of any series, the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (including, in the case of Subordinated Debt Securities, the subordination provisions described under "Subordination of Subordinated Debt Securities" herein and except for certain obligations relating to temporary Debt Securities and exchange of Debt Securities, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies, to hold monies for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the applicable Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), each instalment of interest on, and any sinking fund payments on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, (a) the Company has delivered to the applicable Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the applicable Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (b) the Debt Securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit, defeasance and discharge; and (c) in the case of the Subordinated Debt Securities, (x) no default in the payment of principal of, or premium, if any, or any interest on any Senior Indebtedness beyond any applicable grace period shall have occurred and be continuing, or (y) no other default with respect to any Senior Indebtedness shall have occurred and be continuing and shall have resulted in the acceleration of such Senior Indebtedness. (Section 4.3) In the event of any such defeasance and discharge of Debt Securities of such series, Holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until Maturity.

    DEFEASANCE OF CERTAIN OBLIGATIONS

    The Senior Indenture will provide that, if so specified with respect to the Senior Debt Securities of any series, the Company may omit to comply with the restrictive covenants described under "Certain Covenants of the Company" above and any other covenants applicable to such Senior Debt Securities which are subject to covenant defeasance and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the deposit with the Trustee, in trust, of money and/ or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), each instalment of interest on and any sinking fund payments on the Senior Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Senior Indenture and the Senior Debt Securities of such series. The obligations of the Company under the Senior Indenture and the Senior Debt Securities of such series other than with respect to such covenant shall remain in full force and effect. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the

Holders of the Senior Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance has not occurred and (ii) the Senior Debt Securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit and defeasance. (Section 10.11 of Senior Indenture)

    In the event the Company exercises its option to omit compliance with the covenants described under "Certain Covenants of the Company" above with respect to the Senior Debt Securities of any series as described above and the Senior Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, then the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Senior Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Senior Debt Securities of such series at the time of the acceleration resulting from such Default. The Company shall in any event remain liable for such payments as provided in the Senior Indenture.

MEETINGS, MODIFICATION AND WAIVER

    Modifications and amendments of the Indentures may be made by the Company and the Trustee under the applicable Indenture only with the consent of the Holders of not less than 66 2/3% aggregate principal amount of the Outstanding Debt Securities issued under the applicable Indenture and affected by such modification or amendment unless a greater percentage of such aggregate principal amount is specified in the applicable Prospectus Supplement; provided, however, that no such modification or amendment may, without the consent of each Holder of such Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any such Debt Security, (b) reduce the principal amount of, or any premium or interest on, any such Debt Security, (c) change any obligation of the Company to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the maturity thereof, (e) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (g) adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such Debt Security (if applicable), (h) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities, (i) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (j) reduce the requirements contained in the applicable Indenture for quorum or voting, (k) change any obligations of the Company to maintain an office or agency in the places and for the purposes required by the Indentures, or (l) modify any of the above provisions. (Section 9.2)

    The Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture and, if applicable, such Debt Securities, unless a greater percentage of such aggregate principal amount is specified in the applicable Prospectus Supplement. (Section 10.10) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series and any coupons pertaining thereto, waive any past default under the applicable Indenture, except a default (a) in the payment of principal of, or premium, if any, or any interest on any Debt Security of such series, and (b) in respect of a covenant or provision of the applicable Indenture and, if applicable, such Debt Securities which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 5.13)

    The applicable Indenture will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders of Debt Securities for quorum purposes, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency units shall be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the amount determined as provided in (i) above. (Section 1.1)

    The applicable Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 13.1) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 13.2) Except for any consent which must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent which must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Outstanding Debt Securities of that series; and provided, further, that, except for any consent which must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in the principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Debt Securities of such series will constitute a quorum. (Section 13.4)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the applicable Indenture, may consolidate or merge with or into, sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate or merge with or into the Company or sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the applicable Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 8.1)

REDEMPTION AT THE OPTION OF HOLDERS UPON CHANGE IN CONTROL

    In the event of any Change in Control (as hereinafter defined) of the Company, prior to maturity of the Debt Securities, that has not been approved by the Continuing Directors (as hereinafter defined) of the Company, Debt Securities may be submitted for redemption, on and after the Exchange Date in the case of Debt Securities of any series issuable as Bearer Securities or at any time in the case of all other Debt Securities, at the option of the Holders, unless, prior to the expiration of ten days following such Change in Control, the Company, if permitted to do so by the terms of the Debt Securities of a series, shall have called all of the Debt Securities of such series for redemption. Bearer Securities may be so redeemed only in whole and Registered Securities in whole or in part in increments of $1,000. Any Debt Securities to be so submitted must be submitted during a period (the "Exercise Period") commencing on the date of the Company's notice described below to Holders of such Change in Control and expiring on the 20th business day after such notice is given.

    Debt Securities submitted for redemption will be redeemed on a Redemption Date that will be the 15th day after expiration of the Exercise Period, at a redemption price of 100% of the principal amount of the Debt Security, plus accrued interest to the Redemption Date. Exercise of this redemption option by the Holder of a Debt Security will be irrevocable.

    On or before the tenth day after a Change in Control, the Company is obligated, unless the Continuing Directors have approved such Change in Control prior to such date, to give notice to Holders as set forth under "Notices" below, and written notice to the Trustee, regarding the Change in Control, the date of expiration of the Exercise Period, the applicable Redemption Date, the redemption price and the procedure which the Holder must follow to exercise this option. To exercise this option, the Holder must deliver on or before the expiration of the Exercise Period to one of the Paying Agents referred to below written notice of the Holder's exercise of such option, together with the Debt Securities with respect to which the option is being exercised, duly endorsed (in the case of Registered Securities) for transfer. Each Bearer Security delivered for redemption must be delivered with all coupons maturing after the Redemption Date. If the Redemption Date falls between any Regular Record Date and the next succeeding Payment Date, Registered Securities must be accompanied by payment of an amount equal to the interest thereon which the registered Holder is to receive on such Interest Payment Date.

    As used herein, a "Change in Control" of the Company shall be deemed to have occurred at such time or times as (a) the Company determines that any person or related group of persons is the beneficial owner, directly or indirectly, of 20% or more of the outstanding Common Stock or (b) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the Company's directors. "Continuing Director" means any director who is a director on the date hereof and any director who is nominated or elected by a majority of Continuing Directors who are then directors.

    The Company could, in the future, enter into certain transactions, including certain recapitalizations or leveraged transactions of the Company, that would not constitute a Change in Control or would constitute a Change of Control but would not trigger the Change of Control purchase feature of the Debt Securities if approved by the Continuing Directors and would increase the amount of the Company's indebtedness outstanding at such time. However, the Senior Indenture contains covenants of the Company limiting its ability to mortgage or sell Principal Manufacturing Facilities or Forestlands. If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the Change in Control purchase price for all Debt Securities tendered by the Holders thereof. In addition, the Company's ability to purchase Debt Securities with cash may be limited by the terms of its then-existing borrowing agreements. A default by the Company on its obligation to pay the Change in Control purchase price or a breach of its covenant would result in an Event of Default and could result in acceleration of the maturity of other indebtedness of the Company at the time outstanding pursuant to cross-default provisions. The Company will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable and will file a Schedule 13E-4 or any other schedule required thereunder and will otherwise comply with all federal or state securities laws, as required, in connection with any of the Debt Securities providing for redemption at the option of Holders.

NOTICES

    Except as otherwise provided in the applicable Indenture, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Debt Securities. Notices to Holders of Registered Securities will be given by mail to the address of such Holders as they appear in the Security Register. (Sections 1.1, 1.6)

TITLE

    Title to any temporary global Debt Security, any Bearer Securities (including Bearer Securities in permanent global form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 3.8)

REPLACEMENT OF DEBT SECURITIES AND COUPONS

    Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that became destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery of the Trustee of the Debt Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 3.6)

GOVERNING LAW

    The Indentures, the Debt Securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. (Section 1.13)

REGARDING THE TRUSTEE

    The Indentures contain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under one of the Indentures it is a creditor of the Company. The Chase Manhattan Bank, N.A. also acts as trustee under various indentures and the Company and certain subsidiaries from time to time maintain deposit accounts and conduct their banking transactions with The Chase Manhattan Bank, N.A. in the ordinary course of their business.

MEDIUM-TERM NOTES

    The Company may offer from time to time up to $400,000,000 aggregate principal amount of its medium-term notes (the "Medium-Term Notes"). The particular terms and provisions of the Medium-Term Notes will be described in the Prospectus Supplement relating to such Medium-Term Notes. The Medium-Term Notes will be issued as a series of Senior Debt Securities under an Indenture, dated as of May 22, 1992, as supplemented by the First Supplemental Indenture, dated as of June 26, 1992 (the "Medium-Term Note Indenture"), between the Company and The Bank of New York, as trustee. The terms and provisions of the Medium-Term Note Indenture are substantially similar to those to be contained in the Senior Note Indenture. The Medium-Term
Note Indenture is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of (i) 400,000,000 shares of common stock, $1.00 par value per share (the "Common Stock"), (ii) 400,000 shares of cumulative $4 preferred stock, without par value (the "$4 Preferred Stock"), and (iii) 8,750,000 shares of serial preferred stock, $1.00 par value per share (the "Preferred Stock").

    At February 28, 1994, there were outstanding (a) 124,465,467 shares of Common Stock (as well as the same number of Common Share Purchase Rights to purchase Common Stock pursuant to the Rights Agreement), (b) employee stock options to purchase an aggregate of approximately 4,650,000 shares of Common Stock, (c) 16,017 shares of $4 Preferred Stock and (d) no shares of any series of Preferred Stock. In addition, approximately 2,900,000 shares of Common Stock were reserved for issuance upon conversion of the Company's convertible subordinated debentures.

                         DESCRIPTION OF PREFERRED STOCK

    The following summary contains a description of certain general terms of the Company's Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The description of certain provisions of the Company's Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), and the Certificate of Designation (the "Certificate of Designation") relating to each particular series of Preferred Stock which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Preferred Stock.

GENERAL

    Under the Company's Restated Certificate of Incorporation, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 8,750,000 shares of Preferred Stock. The Preferred Stock may be issued in one or more series, with such designations of titles; dividend rates; any redemption provisions; special or relative rights in the event of liquidation, dissolution, distribution or winding up of the
Company; any sinking fund provisions; any conversion provisions; any voting rights thereof; and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Board of Directors of the Company. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.

    So  long  as  any  shares  of  $4  Preferred  Stock  are  outstanding,   the
preferences, privileges and voting powers, if any, of the shares of Preferred Stock of any series, and the restrictions or qualifications thereof, shall be subject to the preferences, privileges and voting powers, if any, of the shares of $4 Preferred Stock and the restrictions and qualifications thereof.

RANK

    Any series of Preferred Stock will, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of Common Stock and to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock (the "Junior Liquidation Securities"); (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock ("Parity Liquidation Securities"); and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock, including the $4 Preferred Stock (the "Senior Liquidation Securities"). In addition, any series of Preferred Stock will, with respect to dividend rights, rank (i) senior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock, (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock ("Parity Dividend Securities") and
(iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock, including the $4 Preferred Stock. As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

    Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Dividends will be payable to holders of record of Preferred Stock as they appear on the books of the Company (or, if applicable, the records of the Depositary referred to below under "Description of Depositary Shares") on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative.

    No full dividends may be declared or paid on funds set apart for the payment of dividends on any series of Preferred Stock unless dividends shall have been paid or set apart for such payment on the Parity Dividend Securities. If full dividends are not so paid, such series of Preferred Stock shall share dividends pro rata with the Parity Dividend Securities.

CONVERSION AND EXCHANGE

    The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of Preferred Stock or Common Stock or exchangeable for another series of Preferred Stock, Common Stock or Debt Securities of the Company. The Common Stock of the Company is described below under "Description of Common Stock."

REDEMPTION

    A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Company or the holder thereof and may be subject to mandatory redemption pursuant to a sinking fund or otherwise upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

    In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Company, or by any other method determined to be equitable by the Board of Directors.

    On and after a redemption date, unless the Company defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of Preferred Stock that ranks senior to the Junior Liquidation Securities will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution is made on any Junior Liquidation Securities, including Common Stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other Parity Liquidation Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Liquidation Securities will share ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

VOTING RIGHTS

    Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock or except as expressly required by applicable law, the holders of shares of Preferred Stock will have no voting rights.

PREFERRED STOCK OUTSTANDING

    As of February 28, 1994, the Company had issued and outstanding 16,017 shares without par value of $4 Preferred Stock, which is senior to the Common Stock and the Preferred Stock as to the payment of dividends and distributions of assets on liquidation, dissolution or winding up of the Company. The $4 Preferred Stock bears a dividend of $4.00 per share per annum from the surplus or net profits of the Company, but only when and as declared by the Board of Directors. Dividends on the $4 Preferred Stock are cumulative. Such dividends are payable quarterly in each year on such dates as from time to time may be fixed by the Board of Directors. Accumulation of dividends do not bear interest.

    If dividends in full on all outstanding shares of the $4 Preferred Stock for all past quarterly dividend periods and for the then current quarterly period have not been paid or declared and set apart for payment, no dividends (other than dividends payable in stock ranking junior to the $4 Preferred Stock) will be declared or paid or set apart for payment on, nor will any distribution be made to, any class of stock ranking junior to the $4 Preferred Stock.

    Holders of the $4 Preferred Stock have no general voting rights but have the right to vote in certain specified circumstances.

    If at the time of any annual meeting of shareholders, dividends have not been paid on the shares of the $4 Preferred Stock in an aggregate amount equal to four full quarterly dividends (whether consecutive or not), then at such annual meeting, the holders of the $4 Preferred Stock will have the sole right, to the exclusion of all other classes of stock, to vote for and elect one-third (or the nearest whole number thereto) of the total number of directors to be elected at the meeting and thereafter at all meetings for the election of directors until all arrearages of dividends accumulated on the $4 Preferred Stock for all preceding dividend periods shall have been paid or declared and set apart for payment. Whenever all arrearages of dividends have been paid or declared and set apart for payment, all powers of the holders of the $4 Preferred Stock to vote for directors will terminate, and the tenure of all Directors elected by them will automatically end.

    So long as any shares of the $4 Preferred Stock are outstanding, the Company, without first obtaining a majority vote of the holders of the outstanding shares of the $4 Preferred Stock, may not (i) increase the authorized number of $4 Preferred Stock, (ii) authorize, create or issue stock of any class ranking, as to the payment of dividends or distributions upon dissolution, liquidation or winding up, on a parity with the $4 Preferred Stock, or (iii) sell, lease or otherwise dispose of all or substantially all of the assets of the Company, otherwise than by merger or consolidation.

    In addition, so long as any shares of $4 Preferred Stock are outstanding, the Company may not, without first obtaining the vote of holders of at least two-thirds of the outstanding shares of $4 Preferred Stock, authorize, create or issue stock of any class ranking, as to the payment of dividends or distribution upon dissolution, liquidation or winding up, senior to the $4 Preferred Stock.

    The Company's Restated Certificate of Incorporation provides that for so long as any shares of Preferred Stock are outstanding, the Company will not issue any shares of the $4 Preferred Stock without first obtaining the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock.

    Upon the dissolution, liquidation or winding up of the Company, the holders of the $4 Preferred Stock will be entitled to receive out of the net assets of the Company (whether represented by capital or surplus), (i) if such dissolution, liquidation or winding up is voluntary, cash in an amount per share of $105, and (ii) if such dissolution, liquidation or winding up is involuntary, cash in the amount of $100 per share. In addition, such holders will be entitled to receive, in each case, an amount equal to all dividends accrued and unpaid on such share up to and including the date fixed for distribution, whether or not earned or declared and, in either case, before any distribution of the assets to be distributed is made to the holders of stock ranking junior to the $4 Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

    The description set forth below of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Deposit Receipt relating to the Preferred Stock, included as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

    The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

    The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

    The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering.

    Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Company or any holder of deposited Preferred Stock, execute and deliver temporary Depositary Receipts which are substantially identical to, and entitle the holders thereof to all the rights pertaining to, the definitive Depositary Receipts. Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto. If the Depositary determines that it is not feasible to make such distribution, it may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF STOCK

    If a series of Preferred Stock represented by Depositary Shares is to be redeemed, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The Depositary Shares will be redeemed by the Depositary at a price per Depositary Share equal to the applicable fraction of the redemption price per share payable in respect of the shares of Preferred Stock so redeemed. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method as may be determined by the Depositary.

WITHDRAWAL OF STOCK

    Any holder of Depositary Shares may, upon surrender of the Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption), receive the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Receipts. Holders of Depositary Shares making such withdrawals will be entitled to receive whole shares of Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such Preferred Stock under the Deposit Agreement or to receive Depositary Receipts therefor. If the Depositary Shares surrendered by the holder in connection with such withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

VOTING DEPOSITED PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of any series of deposited Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the relevant series of Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of such series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable actions that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of the Depositary Shares representing Preferred Stock of any series will not be effective unless such amendment has been approved by the holders of at least the amount of the Depositary Shares then outstanding representing the minimum amount of Preferred Stock of such series necessary to approve any amendment that would materially and adversely affect the rights of the holders of the Preferred Stock of such series. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such Depositary Receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. The Deposit Agreement automatically terminates if (i) all outstanding Depositary Shares have been redeemed; or (ii) each share of Preferred Stock has been converted into other preferred stock or Common Stock or has been exchanged for debt securities; or (iii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay all charges of the Depositary in connection with the initial deposit of the relevant series of Preferred Stock and any redemption of such Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges or expenses as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the deposited Preferred Stock.

    Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    Subject to the rights of the Holders of any shares of the Company's Preferred Stock or $4 Preferred Stock which may at the time be outstanding, holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor.

    The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive, upon any liquidation of the Company, all remaining assets available for distribution to shareholders after satisfaction of the Company's liabilities and the preferential rights of any preferred stock that may then be issued and outstanding. The outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The holders of Common Stock have no preemptive, conversion or redemption rights. The Common Stock is listed on the New York Stock Exchange. The registrar and transfer agent for the Common Stock is Chemical Bank.

CERTAIN PROVISIONS

    The Company's Restated Certificate of Incorporation contains provisions which: (1) divide the Board of Directors into three classes of as nearly equal size as possible, with Directors in each class being elected for terms of three years; (2) require the affirmative vote of 80% of the outstanding shares of voting stock to remove any Director except for cause; (3) require the affirmative vote of (a) 80% of the outstanding shares of voting stock and (b) a majority of the voting stock not owned by an Interested Stockholder (an owner of 10% or more of voting power) to approve any Business Combination (as such term is defined in the Company's Restated Certificate of Incorporation) with an Interested Stockholder unless (x) the Business Combination shall have been approved by the Board of Directors at a time when Disinterested Directors (those directors unaffiliated with an Interested Stockholder who were either on the Board of Directors prior to the time the Interested Stockholder became an Interested Stockholder or succeeded a Disinterested Director and were recommended for a nomination or election by a majority of the Disinterested Directors) constitute a majority of the entire Board of Directors or (y) in the case of a Business Combination involving the payment of consideration to holders of capital stock, certain conditions concerning the adequacy of the consideration are met; (4) require the affirmative vote of 80% of the outstanding shares of voting stock to amend or repeal those provisions of the Company's Restated Certificate of Incorporation described in clauses (1) and (2) above; and (5) require the affirmative vote of (x) 80% of the outstanding shares of voting stock and (y) a majority of the voting stock not owned by an Interested Stockholder, to approve any proposal made by such Interested Stockholder to amend or repeal those provisions of the Company's Restated Certificate of Incorporation described in clause (3) above, unless such proposal is recommended by the Board of Directors at a time when Disinterested Directors constitute a majority of the entire Board of Directors.

    The overall effect of these provisions may be to deter or discourage hostile takeover attempts by making it more difficult for a person who has gained a substantial equity interest in the Company effectively to exercise control.

COMMON SHARE PURCHASE RIGHTS

    In April 1987, the Company's Board of Directors authorized the distribution of one Common Share Purchase Right (a "Right") for each outstanding share of Common Stock. Pursuant to the terms of the Rights Agreement (as hereinafter defined), each share of Common Stock issued subsequent to the effective date of such Agreement and prior to the Distribution Date (as hereinafter defined), has been and will be accompanied by one Right. Each Right entitles the registered holder to purchase from the Company one share of Common Stock at an exercise price of $155, subject to adjustment as provided below (the "Purchase Price").

    As distributed, the Rights trade together with the Common Stock. They may be exercised or traded separately only after the earlier to occur of: (i) the tenth business day after the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer by a person or group other than the Company if, upon consummation of the offer, such person or group has acquired beneficial ownership of 20% or more of the outstanding Common Stock, or
(ii) the tenth day after the first public announcement that an Acquiring Person (as such term is defined in the Rights Agreement) has acquired the beneficial ownership of 20% or more of the shares of Common Stock outstanding (the earlier of such dates being called the "Distribution Date").

    The Rights will expire on April 29, 1997 (the "Final Expiration Date"), unless earlier redeemed by the Company as provided below. Until a Right is exercised, the holder thereof will have no additional rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends on shares of Common Stock subject to the Rights.

    In the event that, following the Distribution Date, the Company (i) engages in a merger or other business combination transaction with a Principal Party (as such term is defined in the Rights Agreement) in which the shares of Common Stock are changed into, or exchanged for, stock or other securities of any other person or cash or other property, or (ii) sells or transfers 50% or more of its assets or earnings power to a Principal Party, each holder of a Right (except as provided below) shall thereafter have the right to receive, upon exercise thereof at the Purchase Price, Common Stock of such Principal Party having a value of twice such Purchase Price. In the event that (i) an Acquiring Person shall acquire beneficial ownership of 20% or more of the shares of Common Stock outstanding, other than pursuant to an offer for all outstanding shares of Common Stock which the Continuing Directors (as such term is defined in the Rights Agreement), determine to be in the best interests of the Company and its shareholders, (ii) the Company merges with an Acquiring Person and the Company is the surviving corporation and all shares of Common Stock remain outstanding and unchanged or (iii) an Acquiring Person engages in one or more "self-dealing" transactions with the Company, each holder of a Right will be entitled to purchase, at the Purchase Price, (A) shares of Common Stock of the Company having a value of twice the Purchase Price or (B) in certain circumstances as determined by the Continuing Directors, any combination of cash, property, shares of Common Stock or other securities equal to twice the Purchase Price (any of the events described in this paragraph being called "Triggering Events"). Any rights that are or were at any time on or after the earlier of the Distribution Date or the Stock Acquisition Date (as such term is defined in the Rights Agreement), beneficially owned by an Acquiring Person will become null and void upon the occurrence of a Triggering Event and any holder of any such Right will be unable to exercise such Right after the occurrence of a Triggering Event.

    At any time prior to the earlier of (i) the tenth day following the Stock Acquisition Date or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.05 per Right.

    The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of Common Stock of certain rights or warrants to subscribe for shares of Common Stock or convertible securities at less than the current market price of the Common Stock or (iii) upon the distribution to holders of Common Stock of evidences of indebtedness, securities, cash or assets (excluding regular periodic dividends) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price.

    The Rights have certain antitakeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Rights may be redeemed at a price of $.05 per Right prior to the time that a person or group has acquired beneficial ownership of 20% or more of the outstanding Common Stock.

    The Rights Agreement (the "Rights Agreement") dated as of April 14, 1987, as amended December 14, 1989, between the Company and Chemical Bank (successor to Manufacturers Hanover Trust Company), as Rights Agent, specifies the terms of the Rights. The foregoing description of the Rights is qualified in its entirety by reference to such Rights Agreement, which is an exhibit to the Company's registration statement on Form 8-A, dated April 17, 1987, as amended, incorporated by reference herein.

                            DESCRIPTION OF WARRANTS


    The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), Preferred Stock, including Preferred Stock represented by Depositary Shares ("Preferred Stock Warrants"), Common Stock ("Common Stock Warrants"), or any combination thereof. Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto.


DEBT WARRANTS

    The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the certificates representing such Debt Warrants, including the following:
(1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued;
(4) the currency or currencies, including composite currencies or currency units, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (6) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies or currency units, in which the principal of or any premium or interest on the Debt Securities purchasable upon exercise of such Debt Warrants will be payable; (8) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants will commence, and the date on which such right will expire; (11) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (12) a discussion of any material federal income tax considerations; and (13) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.


    Certificates representing Debt Warrants will be exchangeable for new certificates representing Debt Warrants of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights as holders of the Debt Securities purchasable upon such exercise and will not be entitled to payment of principal of or any premium or interest on the Debt Securities purchasable upon such exercise.



PREFERRED STOCK WARRANTS


    The applicable Prospectus Supplement will describe the terms of Preferred Stock Warrants offered thereby, the Warrant Agreement relating to such Preferred Stock Warrants and the certificates representing such Preferred Stock Warrants, including the following: (1) the title of such Preferred Stock Warrants; (2) the aggregate number of such Preferred Stock Warrants; (3) the price or prices at which such Preferred Stock Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Preferred Stock Warrants may be payable; (5) the designation, number of shares and terms (including, among others, dividend, liquidation, redemption and voting rights) of the Preferred Stock (including Preferred Stock represented by

Depositary Shares) purchasable upon exercise of such Preferred Stock Warrants, and the procedures and conditions relating to the exercise of such Preferred Stock Warrants; (6) the designation and terms of any related Securities of the Company with which such Warrants are issued, and the number of such Preferred Stock Warrants issued with each such Security; (7) the date, if any, on and after which such Preferred Stock Warrants and the related Securities will be separately transferable; (8) the maximum or minimum number of Preferred Stock Warrants which may be exercised at any time; (9) if applicable, a discussion of any material federal income tax considerations; and (10) any other terms of such Preferred Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Preferred Stock Warrants.



    Certificates representing Preferred Stock Warrants will be exchangeable for new certificates representing Preferred Stock Warrants of different denominations, and Preferred Stock Warrants may be exercised at the corporate trust office of the Warrant Agent or any office indicated in the Prospectus Supplement. Prior to the exercise of their Preferred Stock Warrants, holders of such Preferred Stock Warrants will not have any of the rights as holders of the Preferred Stock purchaseable upon such exercise and will not be entitled to any dividend payments, liquidation premiums or voting rights of the Preferred Stock (including Preferred Stock represented by Depositary Shares) purchasable upon such exercise.



COMMON STOCK WARRANTS


    The applicable Prospectus Supplement will describe the terms of any Common Stock Warrants, the Warrant Agreement relating to such Common Stock Warrants and the certificates representing such Common Stock Warrants in respect of which this Prospectus is being delivered which may include: (1) the title of such Common Stock Warrants; (2) the aggregate number of such Common Stock Warrants;
(3) the price or prices at which such Common Stock Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Common Stock Warrants may be payable; (5) if applicable, the designation and terms of any related Security with which such Common Stock Warrants are issued, and the number of such Common Stock Warrants issued with each such related Security; (6) if applicable, the date on and after which such Common Stock Warrants and the related Security will be separately transferable;
(7) the date on which the right to exercise such Common Stock Warrants will commerce, and the date on which such right will expire, (8) the maximum or minimum number of such Common Stock Warrants which may be exercised at any time;
(9) if applicable, a discussion of any material federal income tax considerations; and (10) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.



    Certificates representing Common Stock Warrants will be exchangeable for new certificates representing Common Stock Warrants of different denominations, and Common Stock Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Common Stock Warrants, holders of Common Stock Warrants will not have any of the rights as holders of Common Stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the Common Stock purchasable upon such exercise.


EXERCISE OF WARRANTS

    Each Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities or number of shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

    Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the certificate representing the Warrant properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such certificate are exercised, a new certificate will be issued for the remaining Warrants.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities (including Debt Securities that are exchangeable for Bearer Securities and Debt Securities in permanent global form that are either Bearer Securities or exchangeable for Bearer Securities) may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D) including offers and sales to offices located outside the United States of United States financial institutions (as defined in Treasury Regulation Section
1.165-12(c)(1)(v)) which agree  in writing  to comply with  the requirements  of
Section 165(j)(3)(A),(B) or (C) of the Code, as defined below, and the regulations thereunder, and any underwriters, agents and dealers participating in the offering of Debt Securities must agree in writing that they will not offer, sell or resell any Bearer Securities to persons within the United States or to United States persons (except as described above) nor deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must represent in writing that they have in effect, in connection with the offer and sale of the Debt Securities, procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling the Debt Securities are aware that Bearer Securities cannot be offered or sold to a person who is within the United States or is a United States person except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D). Furthermore, the owner of the obligation (or the financial institution or clearing organization through which the owner holds the obligation) must certify to the Company that the owner is not a United States Person. Bearer Securities and any coupons attached hereto will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code."

    Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws. The applicable Prospectus Supplement or Prospectus Supplements will describe such limitations for any Bearer Securities relating thereto.

    As used herein, "United States person" means (i) an individual who is, for United States federal income tax purposes, a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories and its possessions.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities to or through underwriters or dealers and also may sell Securities directly to other purchasers or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in an applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

    If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities or Preferred Stock from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount specified in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the amount specified in the applicable Prospectus Supplement. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts. A commission as indicated in the applicable
Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

    Each underwriter, dealer and agent participating in the distribution of any Debt Securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, Debt Securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D). See "Limitations on Issuance of Bearer Securities."

    The Securities may not be offered or sold directly or indirectly in Great Britain other than to persons whose ordinary business it is to buy or sell shares or debentures (except in circumstances which do not constitute an offer to the public within the meaning of the Companies Act of 1985), and this Prospectus and any Prospectus Supplement or any other offering material relating to the Securities may not be distributed in or from Great Britain other than to persons whose business involves the acquisition and disposal, or the holding, of securities whether as principal or as agent.

    Each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

    Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                             VALIDITY OF SECURITIES

    The  validity of the Securities will be passed upon for the Company by James
W. Guedry, Esq., Associate General Counsel and Secretary of the Company, and certain matters will be passed upon for any underwriters or agents, by Skadden, Arps, Slate, Meagher & Flom. Mr. Guedry does not own a material or significant amount of the outstanding shares of the Company's Common Stock. He participates in the Company's Stock Option Plan and in its Salaried Savings Plan, having an interest in a fund under that plan which invests in the Company's Common Stock.

                                    EXPERTS

    The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen & Co., independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee.........  $ 689,656
Trustees' and Depositary's Fees and Expenses................     88,000*
Printing and Engraving Fees.................................     50,000*
Rating Agency Fees..........................................    199,000*
Accounting Fees.............................................     25,000*
Blue Sky and Legal Investment Fees and Expenses.............     10,000*
Miscellaneous...............................................     15,000*
                                                              ----------
    TOTAL...................................................  $1,076,656*
                                                              ----------
                                                              ----------

- ------------------------
*Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 721 of the New York Business Corporation Law ("B.C.L.") provides that, in addition to the indemnification provided in Article 7 of the B.C.L., a corporation may indemnify a director or officer by a provision contained in its certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

    Section 722(a) of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

    Section 722(c) of the B.C.L. provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the B.C.L. in respect of a threatened or pending action which is settled or otherwise disposed of or any claims as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

    Section 723 of the B.C.L. specifies the manner in which payment of indemnification under Section 722 of the B.C.L. or indemnification permitted under Section 721 of the B.C.L. may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723. Section 724 of the B.C.L.

provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

    Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

    Article VII of the Restated Certificate of Incorporation of International Paper Company provides in part as follows:

        "Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any by-law, agreement, vote of stockholders or otherwise."

    Article IX of the By-laws, as amended, of the Company provides as follows:

        "The Corporation shall indemnify each Officer or Director who is made, or threatened to be made, a party to any action by reason of the fact that he or she is or was an Officer or Director of the Corporation, or is or was serving at the request of the Corporation in any capacity for the Corporation or any other enterprise, to the fullest extent permitted by applicable law. The Corporation may, so far as permitted by law, enter into an agreement to indemnify and advance expenses to any Officer or Director who is made, or threatened to be made, a party to any such action."

    The Company has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the B.C.L., has entered into indemnity agreements with its directors and certain officers providing indemnification in addition to that provided under the B.C.L., as permitted by Section 721 of the B.C.L.

ITEM 16.  EXHIBITS


 *1.1  --    Form of Underwriting Agreement (Standard Provisions) for Debt Securities.
 *1.2  --    Form of Underwriting Agreement (Standard Provisions) for Preferred Stock.
 *1.3  --    Form of Underwriting Agreement (Standard Provisions) for Common Stock.
  1.4  --    Form of Agency Agreement (incorporated herein by reference to International Paper
              Company's Registration Statement on Form S-3 (File No. 33-48167)).
  4.1  --    Restated Certificate of Incorporation of International Paper Company (incorporated herein by reference to International Paper Company's Form 8-K dated November 20, 1990).
  4.2  --    By-Laws of International Paper Company (incorporated herein by reference to
              International Paper Company's Form 8-K dated November 20, 1990).

  4.3  --    Rights Agreement, as amended, between International Paper Company and Chemical Bank (as successor to Manufacturers Hanover Trust Company), as Rights Agent (incorporated herein by reference to International Paper Company's Registration Statement on Form 8-A dated
              April 17, 1987, as amended December 14, 1989).
  4.4  --    Form of Certificate for shares of Common Stock (incorporated herein by reference to
              International Paper Company's Registration Statement on Form S-3 (File No. 33-44855)).
 *4.5  --    Form of Indenture for Senior Debt Securities between International Paper Company and The
              Chase Manhattan Bank, N.A., as Trustee, including forms of Senior Debt Securities.
 *4.6  --    Form of Indenture for Subordinated Debt Securities between International Paper Company and The Chase Manhattan Bank, N.A., as Trustee, including forms of Subordinated Debt
              Securities.
  4.7  --    Indenture, dated as of May 22, 1992, between International Paper Company and The Bank of
              New York, as Trustee, including forms of Debt Securities (incorporated herein by reference to International Paper Company's Registration Statement on Form S-3 (File No.
              33-48167)).
  4.8  --    Form of First Supplemental Indenture between International Paper Company and The Bank of
              New York, as Trustee (incorporated herein by reference to International Paper Company's
              Registration Statement on Form S-3 (File No. 33-48167)).
 *4.9  --    Form of Deposit Agreement, including the form of Depositary Receipt.
 *5.1  --    Opinion of James W. Guedry, Esq.
*12.1  --    Statements re: Computation of Ratio of Earnings to Fixed Charges.
*12.2  --    Statements re: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
              Stock Dividends.
 23.1  --    Consent of Arthur Andersen & Co., independent public accountants.
*23.2  --    Consent of James W. Guedry, Esq. (included in Exhibit 5.1).
*24.1  --    Powers of Attorney.
*25.1  --    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of
              1939 of the Trustee for the Senior Indenture.
*25.2  --    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of
              1939 of the Trustee for the Subordinated Indenture.
 25.3  --    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of
              1939 of the Trustee for the Medium-Term Note Indenture (incorporated herein by reference to International Paper Company's Registration Statement on Form S-3 (File No.
              33-48167)).


- ------------------------


*_Previously filed

ITEM 17.  UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required  by section 10(a)(3) of  the
                 Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information  with respect to the  plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IS HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE
UNDERSIGNED,  THEREUNTO DULY  AUTHORIZED, IN  PURCHASE, NEW  YORK, ON  APRIL 13,
1994.


                                          INTERNATIONAL PAPER COMPANY

                                          By         /s/ JAMES W. GUEDRY
                                            ------------------------------------
                                                      JAMES W. GUEDRY
                                                         SECRETARY


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED ON APRIL 13, 1994 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.


                      SIGNATURES                                     TITLE
- ------------------------------------------------------  -------------------------------
                 /s/ JOHN A. GEORGES
     -------------------------------------------
                  (JOHN A. GEORGES)                     Director and Chairman of the
                                                          Board (Chief Executive
                                                          Officer)
                 /s/ JOHN T. DILLON*
     -------------------------------------------
                   (JOHN T. DILLON)                     Executive Vice President and
                                                          Director
               /s/ WILLARD C. BUTCHER*
     -------------------------------------------
                 (WILLARD C. BUTCHER)                   Director
                /s/ FREDERICK B. DENT*
     -------------------------------------------
                 (FREDERICK B. DENT)                    Director
              /s/ WILLIAM M. ELLINGHAUS*
     -------------------------------------------
               (WILLIAM M. ELLINGHAUS)                  Director
     -------------------------------------------
                  (STANLEY C. GAULT)                    Director
                /s/ THOMAS C. GRAHAM*
     -------------------------------------------
                  (THOMAS C. GRAHAM)                    Director

                      SIGNATURES                                     TITLE
- ------------------------------------------------------  -------------------------------
                /s/ ARTHUR G. HANSEN*
     -------------------------------------------
                  (ARTHUR G. HANSEN)                    Director
                /s/ WILLIAM G. KUHNS*
     -------------------------------------------
                  (WILLIAM G. KUHNS)                    Director
                /s/ DONALD F. MCHENRY*
     -------------------------------------------
                 (DONALD F. MCHENRY)                    Director
                /s/ PATRICK F. NOONAN*
     -------------------------------------------
                 (PATRICK F. NOONAN)                    Director
                /s/ JANE C. PFEIFFER*
     -------------------------------------------
                  (JANE C. PFEIFFER)                    Director
              /s/ SAMUEL R. PIERCE, JR.*
     -------------------------------------------
               (SAMUEL R. PIERCE, JR.)                  Director
              /s/ EDMUND T. PRATT, JR.*
     -------------------------------------------
                (EDMUND T. PRATT, JR.)                  Director
                 /s/ ROGER B. SMITH*
     -------------------------------------------
                   (ROGER B. SMITH)                     Director
                 /s/ ROBERT C. BUTLER
     -------------------------------------------
                  (ROBERT C. BUTLER)                    Senior Vice President and Chief
                                                          Financial Officer
                 /s/ ANDREW R. LESSIN
     -------------------------------------------
                  (ANDREW R. LESSIN)                    Controller and Chief Accounting
                                                          Officer
           *By          /s/ JAMES W. GUEDRY
         ---------------------------------------
         (JAMES W. GUEDRY, ATTORNEY-IN-FACT)